Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-38878, 333-12117, 333-29759 and 333-55901 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. (the “Company”), dated March 2, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for share-based payments, effective January 1, 2006, to conform to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company’s change in its method of accounting for joint ventures, effective January 1, 2006, to conform to Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights) and our report relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Highwoods Properties, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 2, 2008